Exhibit 99.3 - Audit Committee Charter

                            SOUTH TEXAS OIL COMPANY

AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter, which has been adopted by the board of directors of South Texas Oil Company. ("Company") governs the operations of the Audit Committee of the Board of Directors of the Company ("Committee"). The Committee shall review and reassess the adequacy of the charter at least annually and obtain the approval of the board of directors of the Company for any changes in the charter recommended by the Committee. The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company ("Independent Directors"). Members of the Committee shall be considered Independent Directors as long as they are in compliance with the definition of Independent Directors as defined and set forth in the Company's Corporate Governance Principles. All Committee members shall be financially literate, and, at least one member shall be a "financial expert," as defined by SEC regulations.

PURPOSE

The Audit Committee shall provide assistance to the board of directors in fulfilling the board's oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to:

    * the integrity of the Company's financial statements and the related public reports, disclosures and regulatory filings in which they appear;

    * the systems of internal control over financial reporting, operations, and legal/regulatory compliance;

    * the   performance,  qualifications  and  independence  of  the  Company's independent accountants;

    * the  performance,  qualifications  and  independence   of  the  Company's
internal audit function, and;

    * compliance with the Company's ethics policies and applicable legal and regulatory requirements.

In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent accountants, the internal auditors, and management of the Company.



AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage and determine the compensation of independent counsel and other advisers as it determines necessary to carry out its duties.
ADMINISTRATION

The Committee will meet at least four times each year, one of which shall be an annual meeting with authority to convene additional meetings, as circumstance require.

The Committee shall fix its own rules of procedure, which shall be consistent with the by-laws of the Company and this charter.

Unless a chair is elected by the board of directors, the members of the Committee may designate a chair by majority vote of the full Committee.

The chair of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

A majority of the Committee shall constitute a quorum.

The Committee may form subcommittees for any purposes that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

Following each of its meetings, the Committee shall deliver a report on the meeting, in the form of minutes or otherwise, to the board of directors, including a description of all actions taken by the Committee at the meeting.

Members of the Committee shall serve until their resignation, retirement or removal by the board of directors or until their successors shall be appointed and qualify. No member of the Committee shall be removed unless by a majority vote of the full board of directors.

A member of the Committee shall promptly notify the chair of the Committee and the board of directors if the member is no longer an Independent Director. The chair of the Committee shall promptly notify the full board of directors if the chair is no longer an Independent Director.

All Committee members are expected to attend each meeting, in person or via tele- or video conference. The Committee may invite members of management, counsel, auditors or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of each meeting will be prepared.

DUTIES AND RESPONSIBILITIES

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent accountants are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

In carrying out their responsibilities, the policies and procedures of the Committee shall remain flexible, in order to best react to changing conditions and circumstances. The following sections of this charter set forth the principal duties and responsibilities of the Audit Committee, as a guide, with the understanding that the Committee may supplement them as appropriate.

RELATIONSHIP WITH THE INDEPENDENT ACCOUNTANTS

The independent accountants shall report directly to the Committee.

The Committee shall be directly responsible for the appointment and termination (subject to shareholder ratification, if applicable or required as determined by the full board of directors), compensation, and oversight of the work of the independent accountants, including pre-approval of all audit services provided by the independent accountants and resolution of any disagreements between management and the independent accountants regarding financial reporting.

At least annually, the Committee shall obtain and review a report by the independent accountants describing:

    *  The accounting firm's internal quality control procedures.

    * Any material issues raised by the most recent internal quality control review, or peer review, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

    * All relationships between the independent accountant and the Company (to assess the auditor's independence).

The Committee shall set clear hiring policies for employees or former employees of the independent accountants that comply with SEC regulations and applicable regulations on any stock exchange or quotation medium where the Company's securities are listed for trading.

ACCOUNTING MATTERS AND FINANCIAL & REGULATORY REPORTING

The Committee shall receive regular reports from the independent accountant on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

Prior to their release, the Committee shall review and discuss with management and the Company's Disclosure Committee, if then in existence, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The chair of the Committee may represent the entire Committee for purpose of this review.

The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent accountants prior to the filing of the Company's Quarterly Report on Form 10-QSB. The Committee shall also discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

The Committee shall review with management and the independent accountants the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-KSB (or the annual report to shareholders if distributed prior to the filing of Form 10-KSB), including their judgment about the quality of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards.

The Committee shall prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations.

NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT ACCOUNTANT

The Committee shall pre-approve all non-audit services provided by the independent accountants and shall not engage the independent accountants to perform the specific non-audit services prohibited by law or regulation.

The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

INTERNAL AUDIT

The Internal Audit Director shall report to the Committee. The Committee may delegate certain administrative responsibilities in connection with the oversight of the Internal Audit Director to the Chief Financial Officer of the Company or such other officer of the Company, from time to time. The Committee shall review and approve the appointment, replacement or dismissal of the Internal Audit Director.

The Committee shall review with management and the Internal Audit Director, the internal audit charter, plans, activities, staffing and organizational structure of the internal audit function and shall approve the annual internal audit plan and approval of the budget with respect thereto.

The Committee shall review the effectiveness of the internal audit function, including compliance with the Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.

ADEQUACY OF AUDIT SCOPES AND RESOURCES

The Committee shall discuss with the internal auditors and the independent accountants the overall scope and plans for their respective audits, including the adequacy of staffing and resources.

INTERNAL CONTROLS

The Committee shall discuss with management, the internal auditors, and the independent accountants the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company's Code of Conduct).

The Committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent accountants' report on management's assertion.

PRIVATE & EXECUTIVE SESSIONS

The Committee shall meet separately and periodically with management, the internal auditors, and the independent accountants to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent accountants to meet privately with the members of the Committee. The Committee shall review with the internal auditors and the independent accountants any audit problems or difficulties and management's response.

OTHER MATTERS

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall institute and oversee special investigations as needed.

The Committee shall perform an evaluation of the Committee's and individual members' performance at least annually to determine whether it is functioning effectively.

The Committee shall perform any other activities related to this charter as may be requested by the board of directors or as the Committee determines is necessary to carry out its duties and responsibilities.